OCTOBER 18, 2004                                       FOR IMMEDIATE RELEASE

CADENCE ANNOUNCES NEW PRODUCTION FROM LOGANSPORT PROJECT

WALLA WALLA WA: Cadence Resources Corporation (OTC BB: CDNR) announced today that production has commenced from the Billingsley well on its Logansport natural gas project, which is a joint venture with Bridas Energy, USA. The Billingsley well, in which the Company owns a 45% working interest, was drilled to a total depth of 10,154 feet, targeting the Hosston and Upper and Lower Cotton Valley formations.

Standard logs of the well were interpreted as showing that there are 214 feet of indicated pay encountered in the Hosston formation, 46 feet of indicated pay in the Upper Cotton Valley formation and 26 feet of indicated pay in the Lower Cotton Valley formation. The well also encountered 4 feet of indicated pay in the Pettit zone.

The initial completion by the joint venture perforated 26 feet of indicated pay in the Lower Cotton Valley. The well has produced at an average flow rate of 1,485 Mcf for the first four days of full production.

"This well appears to compare favorably with our other best wells on the northern part of the joint venture acreage", said Lucius Geer, chief consulting geologist for Cadence. "We are very pleased with the initial flow rates."

Certain statements herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

For Further Information:

Howard Crosby: (509) 526-3491

John Ryan: (843) 842-4048